EXHIBIT 21.1

The LGL Group, Inc. Subsidiaries

Subsidiary Name	State or Country of Organization	The LGL Group Investment
Precise Time and Frequency, LLC	Delaware	100.0%
LGL Systems Acquisition Holding Company, LLC	Delaware	*

* VIE immaterial remaining investment